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                                                                   Exhibit 10.69

                       RESIGNATION AND RELEASE AGREEMENT


         Timothy G. Pogue ("Pogue") and Ride, Inc. and its related entities (collectively "Ride") wish to amicably terminate Pogue's employment with Ride and his status as a member of the Board of Directors of Ride, and to clearly set forth the terms and conditions of Pogue's departure from his employment and Board membership. Therefore, in consideration of the mutual promises and undertakings in this Resignation and Release Agreement ("Agreement"), Pogue and Ride agree as follows:

1. RESIGNATION. Pogue resigns from his employment as Senior Vice President, effective December 31, 1996 ("Date of Resignation"). Pogue further resigns as a member of the Board of Directors of Ride and any Ride subsidiary for which Pogue currently serves as a Director, effective immediately.

2. SEVERANCE PAYMENT. Commencing the Date of Resignation, Ride shall pay Pogue's current salary for a three (3) month period through and including March 31, 1997 (the "Severance Period"), less any lawful withholding. Such severance shall be paid at normal bi-monthly payroll intervals or pursuant to a payment schedule that is mutually agreeable to the parties. Pogue shall also be paid any unused vacation pay accrued as of the Date of Resignation, as reflected in Ride's records, to be paid at the end of the payroll period next following the Date of Resignation, or pursuant to a payment schedule that is mutually agreeable to the parties. Pogue shall not be entitled to vacation pay accrual during the Severance Period.

3.       EMPLOYEE PROGRAMS AND OTHER BENEFITS.

         A. STOCK OPTIONS. All options granted to Pogue and his wife, Stephanie Pogue, under Ride's 1994 Stock Option Plan ("Plan") are hereby amended insofar as such options are now fully vested and immediately exercisable. Stephanie Pogue's options shall remain exercisable for a period of ten (10) years from the date of grant. Pogue's options shall remain exercisable for a period of ten (10) years from the date of grant. The remaining terms of the options shall be those set forth in the Plan.

         B. STOCK PURCHASE PLAN. To the extent Pogue is participating in the Ride Employee Stock Purchase Plan (" Stock Purchase Plan"), his participation therein shall be terminated and all contributions by Pogue to the Stock Purchase Plan as of the Date of Resignation shall be repaid to Pogue, all in conformance with the terms and conditions of the Plan.

         C. COBRA. At his election, Pogue may continue to participate in Ride's medical and dental benefit plans governed by the Comprehensive Omnibus Budget Reconciliation Act ("COBRA") for the time period provided in COBRA.
Ride will pay the cost of such coverage at the level in effect for Pogue as of the Date of Resignation during the Severance Period. Pogue will pay the entire cost of such coverage thereafter.

         E. CHEVROLET SUBURBAN. On the Date of Resignation, Ride shall transfer to Pogue clear title to the 1996 Chevrolet Suburban currently in Pogue's possession, VIN # _____________________________, together with such documentation as may be required to effect such transfer.

         F. PERSONAL PROPERTY. Upon Ride's prior consent, which Ride shall not unreasonably withhold, Pogue may purchase such items of personal property belonging to Ride currently in Pogue's possession for the depreciated cost of such property as reflected on the books of Ride as of the Date of Resignation. Within 10 days from the date hereof, Pogue shall present to Ride a schedule itemizing those items of personal property Pogue desires to purchase. Ride shall have 10 days from receipt of such schedule to identify those items of personal property, if any, that Ride does not consent to sell to Pogue. Failure by Ride to timely object to any of such scheduled items shall
constitute Ride's acceptance of same.   Pogue shall pay Ride for the agreed
items of personal property on or before the Date of Resignation.  Upon
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payment, Ride shall execute such documentation, if any, required to effect transfer of title in the property to Pogue. Pogue shall return to Ride within 10 days of the date hereof, or of the date Ride gives notice of its intention not to sell a scheduled item of property, as the case may be, those items of personal property belonging to Ride currently in Pogue's possession that, respectively, Pogue does not desire to purchase or Ride does not desire to sell, all as provided herein.

         G. EXPENSE REPORTS. Ride shall reimburse all expenses incurred by Pogue on behalf of Ride through the Date of Resignation in accordance with Ride's expense reimbursement policy.

4. TRANSITION. Pogue will work in good faith with Ride management through the Date of Resignation to effect the orderly transition of his job responsibilities to such individuals as Ride may designate. Pogue will not be required to be regularly present in his headquarters office. Rather, Pogue shall make himself available for consultation to Ride on an "as needed" basis. Ride shall attempt in good faith to give Pogue 24-hour prior notice of any required meeting or project, and seven (7) day prior notice of any required travel. Pogue's sole contact with Ride through the Date of Resignation shall be Bob Hall.

5. REFERENCES. Upon request, Bob Hall on behalf of Ride will provide a letter of recommendation for Pogue containing his dates of employment, pay confirmation and general endorsement of his abilities. Unless authorized by Pogue in writing, Ride's response to any inquiry from third parties shall be limited to this same information.

6. NON-DISPARAGEMENT. For a three year period from the Date of Resignation, Pogue agrees not to make any disparaging or derogatory remarks, comments or statements about Ride and its subsidiaries, and their respective officers, directors, shareholders, employees, products, business practices, or any of them, at any time. For the same three year period, Ride agrees not to make any disparaging or derogatory remarks, comments or statements about Pogue at any time.

7.       CONFIDENTIALITY AND NON-SOLICITATION.

         A. NON-DISCLOSURE. Except as required by applicable law or regulation and except as may be required to insure compliance with the terms of this Agreement, Ride and Pogue agree to keep the terms of this Agreement confidential; provided, that Pogue may share its provisions with his spouse, and his attorneys and professional advisors, and Ride may share its provisions with its senior management, attorneys, and professional advisors. Pogue agrees not to use or disclose any non-public financial, technical, marketing, operating, or other proprietary information of Ride and its subsidaries, or any of them, which information Pogue acknowledges is the proprietary and confidential property of Ride and constitutes Ride trade secret information. Pogue further agrees to return all tangible items containing such confidential information, wherever located and in whatever form, in addition to all other property belonging to Ride, on or before the Date of Resignation; provided, however, Pogue may retain the personal property in conformance with paragraph 3.f. hereof upon payment therefor. Pogue will transfer to Ride and delete from electronic storage on any computer purchased from Ride any Ride confidential information stored therein..

         B. NON-COMPETITION; NON-SOLICITATION. Pogue and Ride shall continue to be bound by the terms of the non-competition and non- solicitation provisions of paragraph 6 of his Employment Agreement with Ride, dated January 1, 1995, which terms are incorporated herein by this reference as though fully set forth. Nothing in this paragraph 7.b. shall prohibit Pogue and Ride from engaging in such business transactions as the parties may agree.

8. VIOLATION. Pogue and Ride each acknowledges that their respective nondisparagement, confidentiality, non-competition and non- solicitation obligations under paragraphs 6 and 7 hereof are material inducements to Ride and Pogue, respectively, in entering into this Agreement, that any violation thereof shall constitute a material breach of this Agreement, and that any statement, disclosure or action in violation of such paragraphs will cause serious and irreparable injury to the other party for which there is
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no adequate remedy at law.  If, upon investigation, a party reasonably determines that the other party is in violation of paragraphs 6 or 7, as the case may be, then such party may obtain immediate and permanent injunctive relief without objection by the other party. The rights and remedies set forth in this paragraph 8 are in addition to all other legal, equitable and contractual rights and remedies available to the parties.

9.       REPRESENTATIONS AND WARRANTIES.

         A.      BY POGUE.  Pogue represents and warrants as follows:

                 (i) That he has reviewed this Agreement with independent legal counsel or has waived the opportunity to do so, that the terms of this Agreement have been negotiated in good faith at arms length, that he has read and understands the terms of this Agreement and the consequences thereof, and that he enters in to this Agreement as his free, voluntary and independent act.

         B.      BY RIDE.  Ride represents and warrants as follows:

                 (i) That it is a Washington corporation duly authorized, validly existing and in good standing under the laws of the State of Washington.

                 (ii) That this Agreement and the obligations and undertakings arising hereunder constitute the valid, binding and enforceable obligations of Ride.

10. RELEASE. In consideration of the benefits and payments provided to Pogue in this Agreement, and as a material inducement to Ride to enter into this Agreement, Pogue, individually and for his marital community, if any, and his heirs, personal representatives, successors and assigns (collectively, "Pogue Releasees") release and forever discharge Ride, including any and all affiliates, shareholders, officers, directors, representatives, agents, and employees, each of their successors and assigns, and each of them (collectively, "Ride Releasees"), and the Ride Releasees release and forever discharge the Pogue Releasees, from any and all claims, demands, charges, liability, causes of action, and damages, including without limitation, attorneys' fees and costs actually incurred, known or unknown, that either party may have against the other as of the Date of Resignation; provided, however, this release shall not apply to: (a) any rights created by this Agreement; and (b) any right of indemnification or defense of Pogue under Ride's Articles of Incorporation, Bylaws, and applicable policies of insurance.

11. TAX LIABILITY. Some or all of the payments and benefits which Pogue may receive hereunder may be deemed income and taxable to Pogue under relevant provisions of the Internal Revenue Code of 1986 , as amended, and other federal, state, and local statutes and regulations (collectively, "Codes"). Pogue is advised that Ride does not "gross up" benefits paid to or on behalf of its employees. Pogue shall have sole responsibility to determine and, to the extent any withholdings made by Ride hereunder are insufficient, pay, and shall indemnify and hold Ride harmless from, all taxes coming due under such Codes.

12.      NONADMISSION CLAUSE.     This Agreement shall not be construed as an
admission by either party of any liability to the other party, breach of any agreement between the parties, or violation by either party of any statute, law, rule or regulation.

13. SEVERABILITY AND SURVIVAL. If any of the provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable. The rights and obligations under this Agreement that by their terms are continuing, generally, and of paragraphs 6 through 10 hereof, specifically, shall survive termination of the Severance Period.

14. ARBITRATION. Any controversy or claim arising out of this Agreement shall be resolved by arbitration pursuant to this paragraph and the then current rules of the American Arbitration Association; provided, however, that the parties may obtain the relief set forth in paragraph 8 hereof pending resolution of such claim or controversy by arbitration as provided herein. The arbitration shall be held in Seattle,
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Washington before a single arbitrator who is knowledgeable about employment issues, generally. The arbitrator's decision shall be final and binding and may be entered in any court having jurisdiction.

15. COMPLETE AGREEMENT. This Agreement contains the entire understanding and agreement between the parties in connection with its subject matter and supersedes any and all other prior and contemporaneous oral or written agreements, understandings, or representations between the parties pertaining to same. This Agreement cannot be altered except in a writing signed by Pogue and an authorized representative of Ride.

16. FURTHER ASSURANCES. The parties agree to execute any further documents and instruments as may be reasonably necessary to fully carry out the terms and conditions of this Agreement.

17. ENFORCEMENT. In the event either party hereto fails to perform any of its obligations hereunder, or in the event a dispute arises concerning the meaning or interpretation of any provision hereof, the defaulting or non-prevailing party in such dispute, as the case may be, shall pay the costs and expenses incurred by the other party in enforcing or establishing the respective rights hereunder, including without limitation, costs and reasonable attorneys' fees.

18. BINDING AGREEMENT. This Agreement shall bind and inure to the benefit of the parties and their respective heirs, personal representatives, marital communities, related entities, shareholders, officers, directors, employees, agents, attorneys, successors and assigns.

19.      GOVERNING LAW.   This Agreement shall be governed by and construed in
accordance with the laws of the State of Washington, and venue for any proceeding hereunder shall be in King County, Washington.

IN WITNESS WHEREOF, the parties execute this Agreement as of the____ day of October, 1996.


                                        RIDE, INC.



---------------------------------       -----------------------------------
Timothy  G. Pogue                       Robert E. Hall, President and CEO




                               CONSENT OF SPOUSE

I, Stephanie Pogue, have read the foregoing Agreement and agree to be bound by its terms.

Date:
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                                        -----------------------------------
                                        Stephanie Pogue